PROMISSORY NOTE

$500,000	Date: March 20, 2006

FOR VALUE RECEIVED, Bay Capital Corporation (“Borrower”) promises to pay to the order of Nationwide Financial Solutions, Inc. (“Lender”) in immediately available funds the principal amount of $500,000 together with interest on the unpaid principal amount from the date of this Promissory Note (“Note”), on the earlier of (i) September 20, 2006; (ii) the closing of the acquisition of all of the outstanding capital stock of Borrower pursuant to that Stock Purchase Agreement (the “SPA ”) dated December 9, 2005 by and among Borrower, Lender, Paul Beckman, Arlene Beckman, Ben Lyons, Sherry A. Lyons, Nadine Sachs, and Stewart Sachs (the “Acquisition”) and such amount will be payable according to the terms of the SPA, and (iii) termination of the SPA (the “Maturity Date”).

Borrower will pay interest on the unpaid principal amount at an annual rate of 12%. Interest shall be payable monthly in arrears on the first day of each month, commencing April 20, 2006. If payment falls due on any date that is not a day when banks are open for business in Arizona, payment shall instead be due on the next succeeding day upon which such banks are open for business. Interest will be computed on the basis of a 365-day year. Borrower agrees to an effective rate of interest that is the rate stated above plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid by Borrower in connection with this Note.

All payments under this Note will apply first to any costs and expenses due to Lender, then to accrued interest to date of payment, and then to the unpaid principal amount. Borrower may prepay a part or the entire unpaid principal amount at any time.

Borrower agrees that the proceeds of the loan evidenced by this Note (“ Loan Proceeds”) shall only be used to pay operating expenses incurred by Borrower. In the event that the Loan Proceeds are used for any other purpose, the unpaid principal amount, together with accrued interest, will be due in its entirety. If Borrower fails to make any payment required by this Note when due, Lender will have all remedies available to Lender at law or in equity. All available remedies are cumulative and may be exercised singularly or concurrently.

Time is of the essence with respect to all dates and time periods in this Note.

Borrower waives demand, presentment for payment, notice of dishonor or nonpayment, protest, notice of protest, and lack of diligence in collection, and agrees that Lender may extend or postpone the due date of any payment required by this Note without affecting Borrower’s liability. No waiver will be binding on Lender unless it is in writing and signed by Lender. Lender’s waiver of a breach of a provision of this Note will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.

This Note is governed by the laws of the State of Arizona, without giving effect to any conflict-of-law principle of any jurisdiction. If any arbitration or litigation is instituted to interpret, enforce, or rescind this Note, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney’s fees and other fees, costs, and expenses of every kind, including but not limited to the costs and disbursements specified in the applicable Arizona Administrative Code, incurred in connection with the arbitration, the litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

All actions and proceedings arising out of or relating to this Note shall be heard and determined exclusively in any Arizona state or federal court sitting in Maricopa County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Maricopa County for the purpose of any action arising out of or relating to this Note brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Note may not be enforced in or by any of the above-named courts.

Borrower:

Bay Capital Corporation /s/ Stewart Sachs By: Stewart Sachs Its: President

Bay Capital Corporation

Compound Period:			Monthly

Nominal Annual Rate:			12.000%

CASH FLOW DATA

	Event	Date	Amount	Number	Period	End Date
1	Loan	3/20/2006	500,000.00	1
2	Payment	4/20/2006	Interest Only	5	Monthly	8/20/2006
3	Payment	9/20/2006	505,000.00	1

AMORTIZATION SCHEDULE - Normal Amortization

	Date	Payment	Interest	Principal	Balance
Loan	3/20/2006				500,000.00
1	4/20/2006	5,000.00	5,000.00	0.00	500,000.00
2	5/20/2006	5,000.00	5,000.00	0.00	500,000.00
3	6/20/2006	5,000.00	5,000.00	0.00	500,000.00
4	7/20/2006	5,000.00	5,000.00	0.00	500,000.00
5	8/20/2006	5,000.00	5,000.00	0.00	500,000.00
6	9/20/2006	505,000.00	5,000.00	500,000.00	0.00
2006 Totals		530,000.00	30,000.00	500,000.00

Grand Totals		530,000.00	30,000.00	500,000.00